Exhibit 99.1

Charah Solutions, Inc. Announces Third Quarter 2018 Financial Results

and Provides 2018 Guidance

Key Highlights

•	Third quarter 2018 revenue of $186 million, an increase of 56% year over year

•	Completed debt refinancing in September; to save approximately $8 million of interest expense in 2019

•	Advancing roll-out of new technologies to improve competitive position and expand offerings

•	Growing pipeline with more than $3 billion in outstanding bids

•	Expecting strong fourth quarter 2018 financial results

•	Expect to become significantly cash flow positive in first half of 2019

Louisville, KY – November 13, 2018 – Charah Solutions, Inc. (NYSE: CHRA), a leading provider of mission-critical environmental and maintenance services to the power generation industry, today announced financial results for its third quarter ended September 30, 2018. The net loss of $17.4 million, or $0.60 per diluted share, was primarily driven by a non-recurring $12.5 million loss on extinguishment of debt associated with its recent term loan refinancing, of which $10.4 million was non-cash, and a $20 million reserve, prior to any insurance recoveries, for outstanding legal claims. Adjusted net income1 and Adjusted earnings per diluted share1 were $7.6 million and $0.25, respectively. Adjusted EBITDA1 was $32.6 million for the third quarter, a 57% increase from the year-ago period.

“In the third quarter, Charah Solutions reported solid financial results and achieved several significant financial and strategic milestones that we believe will position us for continued growth,” said Charles Price, President and Chief Executive Officer of Charah Solutions. “We recently refinanced our debt, which we expect to result in substantial annual interest savings; successfully deployed our MP618™ fly ash beneficiation technology, which will enhance our competitive position by ensuring a steady and reliable supply of fly ash for ready-mix concrete producers, and are nearing completion of a new facility for grinding granulated blast furnace slag from the steel industry. We see a robust pipeline of opportunities across all segments and remain committed to capitalizing on the growing need for environmental remediation, continually working to increase our market share and expand our service offerings, as well as executing on our technology deployment.”

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER 2018

For the three months ended September 30, 2018, revenue was $186.0 million, an increase of $67.1 million, or 56%, compared to the year-ago period. Gross profit increased $3.6 million, or 15%, to $26.7 million from $23.2 million in the third quarter of 2017. Gross profit as a percentage of revenue, or gross margin, declined to 14.4% from 19.5% a year ago primarily due to lower gross margin in the Company’s Environmental Solutions segment.

Environmental Solutions Segment: Environmental Solutions generated revenue of $103.8 million, an increase of $37.9 million, or 58%, from the year-ago period. The increase was primarily attributable to the acquisition of SCB in March 2018 as well as certain remediation and compliance projects, including accelerated revenues from an expected early contract completion in North Carolina. Gross profit increased $1.2 million, or 6%, to $19.9 million from $18.7 million in the third quarter a year ago. Gross profit declined as a percentage of revenue to 19.1% from 28.3% in the year-ago period primarily due to a change in the mix of projects, weather-related impacts and the acquisition of SCB.

[1]	Adjusted net income, Adjusted earnings per diluted share and Adjusted EBITDA are non-GAAP financial measures and the reconciliation is included below.

Maintenance & Technical Services Segment: Maintenance & Technical Services generated revenue of $82.2 million, an increase of $29.2 million, or 55%, from the same quarter a year ago. The increase was primarily attributable to the addition of nuclear services offerings, which did not have a full quarter of operations in the year-ago period. Gross profit increased $2.4 million, or 53%, to $6.9 million from $4.5 million in the third quarter of 2017. Gross profit as a percentage of revenue was 8.3%, in line with the 8.4% in the third quarter of 2017. Revenues within the nuclear services business were adversely affected by market pressures within the nuclear industry to reduce costs through deferral of discretionary spending coupled with the Company’s increased efficiencies, resulting in shorter outages. Because of the lower margins associated with nuclear services, the impact on Adjusted EBITDA in the third quarter was modest and, for full year 2018, is expected to be offset by positive variances in other businesses. The Company expects the industry shift toward shorter nuclear outages to continue.

General and administrative expense increased $12.7 million in the third quarter to $32.6 million from $19.9 million in the year-ago period. The increase was primarily attributable to a $20 million reserve associated with pending litigation, which does not reflect any insurance recovery, partially offset by a reduction in non-recurring startup and other costs recorded in 2017. The Company recently received an offer by APTIM to settle outstanding litigation, and is reviewing that proposal along with its insurance carrier. The Company believes the $20 million reserve is sufficient to address the APTIM matter and all other outstanding legal claims.

Operating income (loss) decreased $9.1 million in the third quarter to $(5.9) million from $3.2 million in the third quarter a year ago. The decrease was attributable to higher general and administrative expense, partially offset by higher gross profit.

Interest expense increased $15.5 million in the third quarter to $17.0 million from $1.5 million in the third quarter a year ago. Approximately $12.5 million of the increase was attributable to a non-recurring loss on extinguishment of debt in conjunction with the Company’s term loan refinancing, consisting of a prepayment penalty of $2.1 million and the non-cash amortization of $10.4 million of deferred financing costs.

Net income (loss) attributable to Charah Solutions for the three months ended September 30, 2018, was $(17.4) million, a decrease of $18.5 million from $1.1 million for the three months ended September 30, 2017. The decrease was primarily attributable to the decrease in operating income and increased interest expense.

Adjusted Net income attributable to the Company, which excludes $12.5 million of non-recurring interest expense and $20.8 million of non-recurring and non-operating legal costs and accruals and transaction costs, was $7.6 million for the three months ended September 30, 2018. On the same basis, Adjusted earnings per diluted share for the three months ended September 30, 2018 was $0.25.

Adjusted EBITDA for the third quarter of 2018 was $32.6 million, an increase of $11.9 million or 57% from the year-ago period of $20.7 million. Adjusted EBITDA margin was 17.5%, in line with the 17.4% in the third quarter of 2017.

ADDITIONAL BUSINESS UPDATES

Technology Initiatives

Charah Solutions continues to invest in technologies to help serve customers’ evolving needs and achieved several milestones during the third quarter of 2018.

Outside Albany, New York, the Company is near completion of its first facility using proprietary new technologies for grinding granulated blast furnace slag from the steel industry as well as natural pozzolans to create supplementary cementitious materials (SCMs) for sale to concrete product manufacturers throughout the Northeast. The Company expects to expand its use of this technology by investing in several additional facilities throughout the United States where fly ash is not readily available.

The Company recently installed its MP618TM thermal fly ash beneficiation technology at its terminal in Sulphur, Louisiana. This technology increases the level of high-quality Class F fly ash that Charah Solutions can provide to meet a number of construction projects in the Greater Lake Charles and Sulphur region.

The Company also installed new fly ash storage silos at the Oklahoma Construction Materials rail terminal near Oklahoma City to further expand its MultiSource™ materials distribution network of more than 30 nationwide sourcing locations.

Term Loan Refinancing

In September 2018, the Company refinanced its term loan and revolving credit facility, which is expected to reduce interest expense by approximately $8 million in 2019. The refinancing also resulted in enhanced financial flexibility and a modest increase in the Company’s liquidity.

Expected Early Completion of Brickhaven Contract

As a result of a change in North Carolina law, Duke Energy recently determined that it would discontinue deliveries of ash to the Company’s Brickhaven site once the Riverbend closure-by-removal project is completed, which is expected to occur in December 2018. As a result of this decision, Charah Solutions accelerated revenues and expenses related to this contract in the third quarter of 2018, which had a net positive impact on both gross profit and Adjusted EBITDA. At this time, in accordance with the contract, the Company expects to receive payment in the first half of fiscal year 2019 for unrecovered project development costs and expected site closure costs. Upon receipt, a portion of the proceeds will be used for debt reduction.

2018 GUIDANCE

In the fourth quarter of 2018, the Company expects to recognize additional accelerated revenues and expenses related to the expected early completion of the Brickhaven contract. The net impact is expected to be positive for EBITDA. The Company expects revenues from its nuclear services business to continue to be affected by the industry pressures previously described, although the impact on EBITDA is expected to be minimal and offset in other areas. In view of these factors affecting the fourth quarter, the Company is providing guidance for the full year 2018 of revenues in the range of $720 million to $730 million, Net income (loss) attributable to Charah Solutions in the range of $(5) million to $2 million and Adjusted EBITDA in the range of $98 million to $105 million.

The Company has not provided a reconciliation of its Net income (loss) guidance for 2018 to its Adjusted EBITDA guidance for 2018 because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain components of Net income that are typically not included in Adjusted EBITDA.

CONFERENCE CALL

Charah Solutions will host a conference call at 8:30 a.m. ET today to discuss the third quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Participants may access the conference call live via webcast on the Investor Relations section of the Charah Solutions website at ir.charah.com. To participate via telephone, please dial (877) 273-7219 within the United States or (647) 689-5395 outside the United States, approximately 15 minutes prior to the scheduled start time. The conference ID for the call is 3296197 or “Charah Earnings.”

A webcast replay will be available on the Investor Relations section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Tuesday, November 13, 2018. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 3296197.

A supplementary presentation will also be available on the Investor Relations section of the Charah Solutions website at ir.charah.com.

ABOUT CHARAH SOLUTIONS

With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in coal-fired and nuclear power generation sites across the country. Based in Louisville, Kentucky, Charah assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for coal and nuclear energy providers. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, and objectives and the anticipated financial and operating results of the Company. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the timing of planned capital expenditures, availability of acquisitions, economic and competitive conditions, the condition of the capital markets generally, as well as the Company’s ability to access them and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

NON-GAAP FINANCIAL MEASURES

Adjusted Net income (loss) and Adjusted earnings per diluted share are not financial measures determined in accordance with GAAP. Charah defines Adjusted Net income (loss) as Net income (loss) attributable to Charah Solutions plus, on a post-tax basis, certain legacy expenses, amounts from a non-acquired business line, write-off of debt issuance costs, prepayment penalties, non-recurring legal and start-up costs, transaction-related expenses and other items. Adjusted earnings per diluted share is based on Adjusted Net income (loss).

Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, elimination of certain legacy expenses, amounts from a non-acquired business line, non-recurring legal and start-up costs, transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah’s presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah’s computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah uses Adjusted EBITDA margin to measure the success for the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net income, Charah’s most directly comparable financial measure calculated and presented in accordance with GAAP, along with the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.

Investor Contact

Charles W. Price

Charah Solutions, Inc.

(502) 245-1353

Media Contact

Ed Trissel / Kate Clark / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Balance Sheets

(dollars in thousands unless otherwise indicated)

(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$3,981	$32,264
Trade accounts receivable	74,782	47,227
Receivable from affiliates	260	38
Costs and estimated earnings in excess of billings (“CIE”)	62,549	7,959
Inventory	24,557	1,666
Prepaid expenses and other current assets	6,416	4,644

Total current assets	172,545	93,798
Property and equipment:
Plant, machinery and equipment	73,816	42,565
Structural fill site improvements	55,760	55,760
Vehicles	15,630	16,478
Office equipment	1,473	638
Buildings and leasehold improvements	285	240
Structural fill sites	7,110	7,110

Total property and equipment	154,074	122,791
Less accumulated depreciation and amortization	(57,231)	(22,861)

Property and equipment, net	96,843	99,930
Other assets:
Trade name, net	34,900	34,330
Customer relationship, net	66,523	71,032
Technology, net	2,026	—
Non-compete and other agreements, net	1,265	—
Other intangible assets, net	69	87
Goodwill	73,468	73,468
Other assets	2,659	—
Deferred tax asset	3,076	—
Equity method investments	5,389	5,006

Total assets	$458,763	$377,651

Liabilities and stockholders’ and members’ equity
Current liabilities:
Accounts payable	$19,928	$15,247
Billings in excess of costs and estimated earnings (“BIE”)	4,599	15,882
Notes payable, current maturities	20,766	19,996

	September 30, 2018	December 31, 2017
Accrued payroll and bonuses	34,197	16,036
Asset retirement obligation	8,906	1,072
Purchase option liability, current portion	18,178	5,061
Accrued expenses	33,135	7,959
Other liabilities	—	198

Total current liabilities	139,709	81,451
Long-term liabilities:
Purchase option liability, less current portion	—	20,183
Contingent earnout liability	12,037	—
Line of credit	5,106	—
Notes payable, less current maturities	214,596	227,698

Total liabilities	371,448	329,332
Commitments and contingencies
Stockholders’ and members’ equity
Retained earnings	4,946	18,316
Common Stock—Charah Solutions, Inc.—$0.01 par value; 200,000,000 shares authorized, 29,082,988 shares issued and outstanding	291	—
Additional paid in capital—Charah Solutions, Inc.	81,202	—
Members’ interest—Charah, LLC Series A, no par, 200,000,000 members’ interest authorized (104,109,890 issued and outstanding) as of December 31, 2017. Series B, no par, 100,000,000 members’ interest authorized (35,199,063 issued and outstanding) as of December 31, 2017	—	19,718
Members’ interest—Allied Power Management, LLC, Series A, no par, 200,000,000 members’ interest authorized (7,210,555 issued and outstanding) as of December 31, 2017. Series B, no par, 100,000,000 members’ interest authorized (2,437,855 issued and outstanding) as of December 31, 2017	—	9,687

Total stockholders’ and members’ equity	86,439	47,721
Non-controlling interest	876	598

Total equity	87,315	48,319

Total liabilities and equity	$458,763	$377,651

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Statements of Income

(dollars in thousands unless otherwise indicated)

(Unaudited)

	Successor				Predecessor
	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Period from January 13, 2017 through September 30, 2017	Period from January 1, 2017 through January 12, 2017
Revenue	$186,002	$118,911	$537,254	$252,280	$9,130
Cost of sales	159,296	95,757	460,901	192,903	7,301

Gross profit	26,706	23,154	76,353	59,377	1,829
General and administrative expenses	32,625	19,942	65,944	33,921	3,170

Operating income (loss)	(5,919)	3,212	10,409	25,456	(1,341)
Interest expense	(17,034)	(1,549)	(26,708)	(4,332)	(4,181)
Income from equity method investment	786	184	2,072	660	48

Income (loss) before income taxes	(22,167)	1,847	(14,227)	21,784	(5,474)
Income tax expense (benefit)	(5,667)	—	(2,761)	—	—

Net income (loss)	(16,500)	1,847	(11,466)	21,784	(5,474)
Less income attributable to non-controlling interest	895	790	1,904	1,862	54

Net income (loss) attributable to Charah Solutions, Inc.	$(17,395)	$1,057	$(13,370)	$19,922	$(5,528)

Basic earnings (losses) per share	$(0.60)	$0.04	$(0.52)	$0.84	N/A
Diluted earnings (losses) per share	$(0.60)	$0.04	$(0.52)	$0.81	N/A
Pro forma net income (loss) information:
Net income (loss) attributable to Charah Solutions, Inc. before provision for income taxes	$(23,062)	$1,057	$(16,131)	$19,922	$(5,528)
Pro forma provision for income taxes	(5,667)	402	(4,358)	7,570	(2,101)

Pro forma net income (loss) attributable to Charah Solutions, Inc.	$(17,395)	$655	$(11,773)	$12,352	$(3,427)

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Statements of Cash Flows

(dollars in thousands unless otherwise indicated)

(Unaudited)

	Successor		Predecessor
	Nine Months Ended September 30, 2018	Period from January 13, 2017 through September 30, 2017	Period from January 1 2017, through January 12, 2017
Cash flows from operating activities:
Net income (loss)	$(11,466)	$21,784	$(5,474)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	33,898	19,601	763
Amortization of debt issuance costs	11,460	555	—
Deferred income tax benefit	(3,076)	—	—
Loss on sale of assets	749	458	123
Income from equity method investment	(2,072)	(660)	(48)
Distributions received from equity investment	1,689	933	—
Non-cash share-based compensation	2,449	2,344	—
Payment related to deferred stock plan	—	(18,888)	—
Gain on interest rate swap	(2,857)	—	—
Increase (decrease) in cash due to changes in:
Trade accounts receivable	(21,706)	(26,096)	(3,977)
Receivable from affiliates	(222)	(77)	—
Costs and estimated earnings in excess of billing	(54,590)	(6,501)	2,185
Inventory	(4,480)	(635)	278
Prepaid expenses and other current assets	(1,642)	(2,707)	71
Accounts payable	4,192	(135)	4,380
Billings in excess of costs and estimated earnings	(11,283)	11,813	6
Accrued payroll and bonuses	18,161	23,323	(318)
Asset retirement obligation	7,834	199	—
Accrued expenses	22,458	5,514	(2,407)

Net cash (used in) provided by operating activities	(10,504)	30,825	(4,418)
Cash flows from investing activities:
Proceeds from the sale of equipment	1,297	780	—
Purchases of property and equipment	(14,948)	(7,591)	—
Payments for business acquisitions, net of cash received	(19,983)	—	—
Purchase of intangible assets	(31)	—	—

	Successor		Predecessor
	Nine Months Ended September 30, 2018	Period from January 13, 2017 through September 30, 2017	Period from January 1 2017, through January 12, 2017
Decrease in restricted cash	—	3,358	—

Net cash used in investing activities	(33,665)	(3,453)	—

Cash flows from financing activities:
Net proceeds (payments) on line of credit	5,106	(43,801)	4,605
Proceeds from long-term debt	214,330	153,578	298
Principal payments on long-term debt	(251,563)	(137,005)	(440)
Payments of offering costs	(8,916)	—	—
Proceeds from note payable to related party, net	—	25,230	—
Issuance of common stock	59,241	—	—
Distributions to non-controlling interest	(1,626)	(1,764)	—
Distributions to members	(686)	(16,085)	—

Net cash provided by (used in) financing activities	15,886	(19,847)	4,463

Net (decrease) increase in cash	(28,283)	7,525	45
Cash, beginning of period	32,264	1,046	1,001

Cash, end of period	$3,981	$8,571	$1,046

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$19,244	$5,959	$104

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net Income to Adjusted EBITDA

(dollars in thousands unless otherwise indicated)

(Unaudited)

	Successor(1)				Predecessor(2)
			Nine Months	Period from January 13, 2017 through September 30,	Period from January 1, 2017 through January 12,
	Three Months Ended		Ended
	September 30,		September 30,
	2018	2017	2018	2017	2017
	(in thousands)
Net income (loss) attributable to Charah Solutions, Inc.	$(17,395)	$1,057	$(13,370)	$19,922	$(5,528)
Interest expense	17,034	1,549	26,708	4,332	4,181
Income tax benefit	(5,667)	—	(2,761)	—	—
Depreciation and amortization	16,763	6,802	33,898	19,601	763
Elimination of certain non-recurring and non-operating legal costs and accruals(3)	20,033	5,426	25,202	5,445	—
Elimination of certain non-recurring startup costs(4)	—	3,464	1,480	3,911	—
Equity-based compensation	1,046	2,203	2,449	2,344	—
Transaction related expenses and other items	739	177	2,308	453	162

Adjusted EBITDA	$32,553	$20,678	$75,914	$56,008	$(422)

Adjusted EBITDA margin(5)	17.5%	17.4%	14.1%	22.2%	(4.6)%

(1)

The successor columns represent the combined financial information of Charah and Allied for the period from January 13, 2017 through September 30, 2017 and January 1, 2018 through September 30, 2018 as applicable, as reflected in our financial statements included elsewhere in this Quarterly Report. The predecessor and successor columns together represent our accounting Predecessor for purposes of this Quarterly Report.

(2)

The predecessor column represents the financial information of Charah for the period from January 1, 2017 through January 12, 2017 as reflected in our audited financial statements included elsewhere in this Quarterly Report. The predecessor and successor columns together represent our accounting Predecessor for purposes of this Quarterly Report.

(3)

Represents non-recurring legal costs and accruals associated with outstanding legal claims, which amounts are not representative of legal costs that we historically incur in the ordinary course of our business.

(4)

Represents non-recurring start-up costs associated with the startup of Allied and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(5)

Adjusted EBITDA margin is a non-GAAP measure that represents the ratio of Adjusted EBITDA to total revenues. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net Income to Adjusted Earnings and

Adjusted Earnings per Diluted Share

(dollars in thousands unless otherwise indicated)

(Unaudited)

Three Months Ended
September 30, 2018
Net income (loss) attributable to Charah Solutions, Inc.	$(17,395)
Income tax benefit	(5,667)
Loss on extinguishment of debt(1)	12,451
Elimination of certain non-recurring and non-operating legal costs and accruals(2)	20,033
Transaction related expenses and other items(3)	739

Adjusted income before income taxes attributable to Charah Solutions, Inc.	10,161
Adjusted income tax expense(4)	(2,560)

Adjusted net income attributable to Charah Solutions, Inc.	7,601

Weighted average diluted share count	30,264
Adjusted earnings per diluted share	$0.25

(1)	Represents non-recurring costs associated with our term loan refinancing.
(2)

Represents non-recurring legal costs and accruals associated with outstanding legal claims, which amounts are not representative of legal costs that we historically incur in the ordinary course of our business.

(3)

Represents non-recurring start-up costs associated with the startup of Allied and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(4)	Represents the statutory tax rate of 25.19%, multiplied by adjusted income before income taxes attributable to Charah Solutions, Inc.